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                                                                  EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


        We consent to the incorporation by reference in this Registration Statement of CLARCOR Inc. on Form S-4 of our reports dated January 8, 1996, on our audits of the consolidated financial statements of CLARCOR Inc. and Subsidiaries as of November 30, 1995 and 1994, and for the years ended November 30, 1995, 1994, and 1993, and the financial statement schedule for the years ended November 30, 1995, 1994, and 1993, which reports were included or incorporated by reference in CLARCOR's Annual Report on Form 10-K for the year ended December 2, 1995. We also consent to the reference to our firm under the caption "Experts".


Coopers & Lybrand L.L.P.


Chicago, Illinois
January 14, 1997